Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statement on Form S-4 of Wells Fargo & Company of our report dated January 30, 2004 with respect to the consolidated statements of condition of First Community Capital Corporation as of December 31, 2003 and 2002, and the related consolidated statements of earnings, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years then ended, appearing in the First Community Capital Corporation Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ Harper & Pearson Company
Houston, Texas December 22, 2004